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                                                                   EXHIBIT 10.30

October 28, 1997


Mr. Michael Schmidt
6 Sycamore Lane
Woodstown, NJ  08098


Dear Mike:

I am very pleased that you will be joining U.S. Plastic Lumber Corporation
(USPL) as our Chief Financial Officer. We are planning your starting date to be December 1, 1997. I expect you will be spending most of your time in Florida as well as traveling to our facilities and potential merger candidates. The following will be your compensation package as we discussed:

     a)   Salary of $100,000 per year payable on a weekly basis.

     b) Relocation allocation of $20,000 payable against expenses or anticipated expenses as they occur.

     c) You will be granted 25,000 options to purchase USPL stock at a price of $5.00 per share which was the closing price on October 24, 1997. These options are granted under our Employee Stock Option Plan.

     d) You will receive two (2) weeks vacation for the first year of employment and three (3) weeks thereafter. After seven (7) years, you will receive four (4) weeks of vacation.

     e) All health benefits available to USPL's executive group will be made available to you.

     f) USPL will provide temporary living expenses for you through April 1, 1997.

     g)   Auto allowance of $450 per month.

Mike, I am certainly pleased that we are back together. With the benefit of our past experiences, I am confident we can build a substantial company that will provide solid returns to our shareholders. I look forward to spending the November 1st weekend helping familiarize you with our company.

Very truly yours,





Mark S. Alsentzer
Chairman/President/CEO

MSA:km